                                                                    EXHIBIT 10.6

         CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
            REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED
                     INFORMATION HAS BEEN REPLACED BY [*].

                           GMAC COMMERCIAL FINANCE LLC
                           1290 Avenue of the Americas
                            New York, New York 10104

                     INTERFACTOR AND SUBORDINATION AGREEMENT

                                                         as of December 12, 2003

SCM TELCO FINANCE LLC
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

                          Re: Arbinet-thexchange, Inc.

Gentlemen:

     Reference is made to the Factoring Agreement between Arbinet-thexchange, Inc. (the "Client") and GMAC Commercial Finance LLC (the "Senior Factor") dated February 1, 2003 (the "Senior Factoring Agreement"; together with all related documents and agreements executed and/or delivered in connection therewith, as the same may now exist or may hereafter be amended, supplemented, renewed or extended, collectively, the "Senior Factoring Agreements").

     Reference is made to the Factoring Agreement between the Client and SCM Telco Finance LLC (the "Junior Factor') dated December 12, 2003 (the "Junior Factoring Agreement"; together with all related documents and agreements executed and/or delivered in connection therewith, as the same may now exist or may hereafter be amended, supplemented, renewed or extended, collectively, the "Junior Factoring Agreements").

     Initially capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth or as referenced in the Senior Factoring Agreement.

     This letter sets forth the agreement between the Senior Factor and the Junior Factor concerning, among other things, designation of the sales of the Client which will be factored by each of them, respectively, the appointment by Junior Factor of Senior Factor as attorney in fact to collect those Accounts factored in part by Junior Factor and in part by Senior Factor, it being understood and agreed that Accounts factored only by Junior Factor will be collected only by Junior Factor, the application by the Senior Factor of collections on Accounts and the distribution of collections on Accounts not credit approved in whole or in part by the Senior Factor (to the extent not so approved, the "Unapproved Accounts") by Senior Factor to Junior Factor.

     1. Senior Factor's Right of First Refusal on Credit Requests; Allocation of Sales. Junior creditor acknowledges and agrees that:

     (a) All of Client's requests for credit approvals or credit lines with respect to the Client's Customers shall be submitted first to the Senior Factor and then, to the extent that they are Unapproved Accounts, to the Junior Factor.

     (b) Senior Factor shall factor all sales of the Client, which it has credit approved in whole or in part (to the extent so approved, "Approved Accounts") and Junior Factor may, in its sole discretion, factor all Unapproved Accounts.

     (c) Sales to Foreign Customers factored by the Junior Factor shall not be further factored by Junior Factor through another factor such as Factors Chain International or International Factors Group.

     2. Collection of Accounts; Subordination of Application of Collections. Senior Factor shall collect all Approved Accounts of Client, and shall not collect any Unapproved Accounts. If Junior Factor elects to factor Unapproved Accounts, Junior Factor shall have the sole right to collect such Accounts. Senior Factor may take any action or commence any proceeding or action as may be necessary to effect collection of Approved Accounts. In furtherance of collection by Senior Factor of Accounts factored in part by each of Senior Factor and Junior Factor ("Joint Accounts") and to enable Senior Factor to assert and enforce its rights therein, Senior Factor and any person whom Senior Factor may designate are hereby irrevocably appointed attorney in fact for the Junior Factor, with full power to act in the place and stead of the Junior Factor, including the right to make, present, file and vote proofs of claim against the Client's Customers on account of any Joint Accounts and to demand, sue for, collect and receive any and all of such monies or dividends, assets or other payments thereon and to apply collected funds in respect thereof, first to the payment in full of Approved Accounts and then to the Junior Factor in payment of Unapproved Accounts. Junior Factor will (i) execute and deliver to Senior Factor such instruments as may be required by it to collect payment of any and all of the Unapproved Accounts, to effectuate aforesaid power of attorney, and to effect collection of any and all instruments or other payments which may be made any time on the Unapproved Accounts, and (ii) provide to Senior Factor all documents in possession of Junior Factor pertaining to the Unapproved Accounts reasonably requested by Senior Factor from time to time. In the event Senior Factor makes a payment to the Client on an Approved Account by reason of Senior Factor having the Credit Risk on such Account, and thereafter Senior Factor collects more than the amount of such payment on the invoice evidencing such Account (such excess, "Excess Proceeds"), Senior Factor shall credit such Excess Proceeds to Client's account in accordance with the terms of the Senior Factoring Agreement, and Senior Factor shall have no obligation to pay such excess funds to Junior Factor, who acknowledges that it shall obtain any such excess funds from the Client.

     3. Standstill. Junior Factor agrees that it shall not exercise any rights nor assert any claims with respect to any Joint Accounts, nor seek to foreclose on its security interests in any such Accounts, nor take any action or institute any proceedings, directly or indirectly, with respect to any such Accounts (including, but not limited to, commencing or joining with any other creditor or creditors in commencing any bankruptcy, reorganization or insolvency case against any Customer obligated on any such Accounts) until the earlier of (i) receipt by Junior Factor of notice from Senior Factor that Client has indefeasibly satisfied in full all of Client's Obligations to Senior Factor, and
(ii) (A) if Senior Factor has failed to initiate enforcement of its rights with respect to any Joint Account within forty-five (45) days of the assignment of such Joint Account to Senior Factor and the posting of such Joint Account to Client's account in accordance with the Senior Factoring Agreement, or (B) if

Client has not submitted a Payment Request (as defined in the Senior Factoring Agreement) to Senior Factor in respect of any Joint Account in accordance with the time periods provided in Paragraph 3(c) of the Senior Factoring Agreement after the expiration of which such time periods Senior Factor shall have no obligation to Client with respect to such Joint Account, then upon two (2) business days prior written notice to Senior Factor, Junior Factor may exercise its rights and assert any claim with respect to such Joint Account, and, at its option, seek to foreclose on its security interests in any such Joint Account, or take any action or institute any proceedings, directly or indirectly, with respect to any such Joint Account.

     4. Waiver. No waiver shall be deemed to be made by Junior Factor or Senior Factor of any of their respective rights hereunder unless the same shall be in writing signed by either Senior Factor or Junior Factor, as the case maybe, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of Junior Factor or Senior Factor in any other respect at any other time.

     5. Assignment; Entire Agreement.

     (a) All of the terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, as the case may be.

     (b) None of the interests in any Unapproved Accounts held by Junior Factor may be assigned or transferred by Junior Factor or its successors and assigns unless Senior Factor has received from the assignee a written acknowledgment stating that it has received a copy of this Agreement and agrees to be bound by the terms hereof.

     (c) This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any term may be modified, altered, waived, discharged, or terminated except by an instrument in writing executed by the party against whom such alteration, waiver, discharge or termination is sought to be enforced.

     6. No Benefit to Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit, priority or interest under this Agreement.

     7. Further Assurances.

     (a) Junior Factor shall execute and deliver such additional documents and take such additional actions as shall be necessary to effectuate the provisions and purposes of this Agreement. If requested by Senior Factor, Junior Factor shall execute such notice filings to be filed with the Uniform Commercial Code records in each jurisdiction where filings have been made with respect to the Accounts, indicating the existence of this Agreement and confirming the terms hereof.

     (b) Without limiting the generality of the foregoing, Junior Factor agrees that each and every financing statement filed by Junior Factor claiming a security or other interest in any assets of the Borrower shall bear a conspicuous legend to the effect that:

     "SECURED PARTY'S RIGHTS ARE SUBJECT TO THE TERMS OF AN INTERFACTOR AND SUBORDINATION AGREEMENT

     BETWEEN SECURED PARTY AND GMAC COMMERCIAL FINANCE LLC, 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104."

     8. Governing Law/Consent to Jurisdiction. JUNIOR FACTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FURTHER HEREBY WAIVES ANY RIGHT OF OFFSET OR RIGHT TO INTERPOSE ANY COUNTERCLAIM IN ANY SUCH ACTION. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS IN ADVANCE TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT, COUNTY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING RELATING TO ANY CLAIM, DISPUTE OR OTHER MATTER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     9. Reserved.

     10. Notices. All notices, requests or demands required to be made or given hereunder shall be deemed to have been duly given or made; if by hand, immediately upon delivery; if by certified mail, return receipt requested, five
(5) days after mailing; if by overnight delivery service, one day after dispatch; or if by telex, telecopier (fax.) or telegram, immediately upon receipt. All notices, requests or demands shall be in writing and shall be sent to the respective parties at the addresses set forth below (or such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

     To Senior Creditor:     GMAC COMMERCIAL FINANCE LLC
                             1290 Avenue of the Americas New
                             York, New York 10104
                             Attention: John Manini
                                        Vice President
                             Fax:       212 884-7317

     To Junior Creditor:     SCM TELCO FINANCE LLC
                             Corporation Service Company
                             2711 Centerville Road, Suite 400
                             Wilmington, Delaware 19808
                             Attention: Linda Ratchford
                             Fax:       302 636-5454

     To Client:              ARBINET-THEXCHANGE, INC.
                             120 Albany Street
                             Tower II, Suite 450
                             New Brunswick, New Jersey 08901
                             Attention: Office of Contract
                             Compliance
                             Fax:       732-509-9101

     11. Insolvency. This Agreement shall be applicable both before and after the commencement of any Insolvency Case (as hereinafter defined) by or against the Client under the Bankruptcy Code and all converted and succeeding cases in respect thereof. The relative rights, as provided for in this Agreement, shall continue after the commencement of any such case on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement, subject to any court order approving the financing of or use of cash collateral by the Client, as debtor-in-possession. "Insolvency Case" means any insolvency or bankruptcy case under Title 11 of the United States Code (the "Bankruptcy Code") or any other federal or state insolvency statute, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Client or its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Client, whether or not involving insolvency or bankruptcy, or in the event of any assignment for the benefit of creditors of Borrower.

     12. Term. This Agreement is a continuing agreement and shall remain in force and effect until the payment satisfaction in full of all Obligations to Senior Factor and the termination of all the Senior Factoring Agreements, or until Senior Factor notifies Junior Factor, in writing, of the termination of this Agreement, whichever shall first occur; provided that, termination of this Agreement shall not release any party of its obligations hereunder with respect to matters arising or events occurring prior to termination.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof and admissible into evidence, and all of which together shall be deemed to be a single instrument.

     14. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     If the foregoing correctly states our understanding and agreement, kindly sign the counterpart of this Agreement in the space provided below.

                                        GMAC COMMERCIAL FINANCE LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


AGREED:

SCM TELCO FINANCE LLC


By:
   -------------------------------------
Title:
      ----------------------------------

                          ACKNOWLEDGMENT AND AGREEMENT

     The undersigned hereby agrees to the terms set forth in Sections 1 and 2 of the foregoing Interfactor and Subordination Agreement between SCM TELCO FINANCE LLC and GMAC COMMERCIAL FINANCE LLC (the "Interfactor Agreement") and agrees that it will, together with its successors and assigns, be bound by such terms.

     The undersigned acknowledges that it does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Interfactor Agreement.

     The undersigned agrees to execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of the Interfactor Agreement.

     THE UNDERSIGNED AGREES THAT THE VALIDITY, INTERPRETATION AND EFFECT OF SUCH INTERFACTOR AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND IT HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO SUCH INTERFACTOR AGREEMENT.

                                        ARBINET-THEXCHANGE, INC.


                                        By:  /s/ Peter P. Sach
                                            ------------------------------------
                                            Peter P. Sach
                                        Title: CAO & Treasurer

          GUARANTY AGREEMENT, dated as of December 12, 2003, between HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., a Delaware limited partnership (the "Guarantor"), and ARBINET-THEXCHANGE, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

          WHEREAS, the Guarantor is the indirect owner of 90% of the issued and outstanding limited liability company interests of SCM TELCO FINANCE LLC, a Delaware limited liability company (the "Factor");

          WHEREAS, the Company and the Factor have entered into a Factoring Agreement, dated as of December 12, 2003 (the "Factoring Agreement"), pursuant to which the Factor will provide factoring services to the Company; and

          WHEREAS, to induce the Company to enter into the Factoring Agreement, the Guarantor is entering into this Agreement and the guaranty provided for herein.

          NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

          Section 1. Guaranty. The Guarantor unconditionally and irrevocably guarantees to the Company:

          (a) the due, prompt and complete payment by the Factor of all amounts due under the Factoring Agreement, when and as the same shall become due and payable in accordance with the terms of the Factoring Agreement, and

          (b) the due, prompt and faithful performance of, and compliance with, all other undertakings of the Factor contained in the Factoring Agreement and in any other agreement or document executed by the Factor pursuant to the Factoring Agreement (the Factoring Agreement and other such agreements and documents being sometimes collectively hereinafter referred to as the "Operative Documents", and the amounts payable by the Factor under any of the Operative Documents, and all other obligations of the Factor thereunder, being sometimes collectively hereinafter referred to as the "Guaranteed Obligations").

          This guaranty is a guaranty of payment, performance and compliance and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Factor or upon any other event or condition whatsoever. If for any reason whatsoever the Factor shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable or to perform or comply with any other Guaranteed Obligation, the Guarantor will forthwith pay or cause to be paid such amounts to the Company under the terms of the applicable Operative Document, in lawful money of the United States, at the place specified in such Operative Document, or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with, together with interest (in the amounts and to the extent required of the Factor under such Operative Documents) on any amount due and owing from the Factor. The Guarantor, promptly after demand, will reimburse the Company for all costs and expenses of collecting such amounts or otherwise enforcing this Agreement, including, without limitation, the fees and expenses of counsel.

          Section 2. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

          (a) Organization, Good Standing, Etc. The Guarantor is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and to carry out the terms of this Agreement.

          (b) Due Execution and Delivery; Enforceability. This Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. The execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.

          (c) Qualification. The Guarantor is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its establishment) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the Guarantor's ability to perform its obligations hereunder.

          (d) Litigation, Etc. There is no action, proceeding or investigation pending or threatened in writing (or any basis therefor known to the Guarantor) which questions the validity of this Agreement. There is no action, proceeding or investigation pending or threatened in writing which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or assets of the Guarantor, or in any liability on the part of the Guarantor, which would be material to the Guarantor.

          (e) Compliance with Other Instruments, Etc. The Guarantor is not in violation of any term of its charter documents, constituting agreements or by-laws, and the Guarantor is not in violation in any material respect of any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation might have a materially adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of the Guarantor; the execution and delivery by the Guarantor of, and performance of the obligations of the Guarantor under, this Agreement will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Guarantor to create) any lien upon any of the properties or assets of the Guarantor pursuant to any such term, which violation, conflict, default or lien might have a materially adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of the Guarantor or upon the ability of the Guarantor to perform its obligations under this Agreement; and there is no such term which materially adversely affects or in the future may (so far as the Guarantor can now reasonably foresee) materially adversely affect the business, operations, affairs, condition (financial or otherwise), properties or assets of the Guarantor.

          (f) Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority, on the part of the Guarantor is required for the valid execution and delivery of this Agreement and the due performance of the obligations of the Guarantor under this Agreement.

          Section 3. Guarantor's Obligations Unconditional. The obligations of the Guarantor under this Agreement are primary, absolute and unconditional obligations of the Guarantor, are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment or defense based upon any claim the Guarantor or any other person may have against the Factor, the Company or any other person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever

(whether or not the Guarantor or the Factor shall have any knowledge or notice thereof), including, without limitation:

          (a) any amendment of or change in, or termination or waiver of, any of the Operative Documents;

          (b) any furnishing, acceptance or release of, or any defect in any security for, any of the Guaranteed Obligations;

          (c) any failure, omission or delay on the part of the Factor to conform or comply with any term of any of the Operative Documents or any other instrument or agreement referred to in paragraph (a) above;

          (d) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Operative Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Operative Documents or any other instrument or agreement referred to in paragraph (a) above;

          (e) any failure, omission or delay on the part of the Company to enforce, assert or exercise any right, power or remedy conferred on it in this Agreement;

          (f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities or similar proceedings with respect to the Factor or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

          (g) any limitation on the liability or obligations of the Factor or any other person under any of the Operative Documents, or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Operative Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

          (h) any merger or consolidation of the Factor or the Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Factor or the Guarantor to any other person;

          (i) any change in the ownership of any limited liability company interests of the Factor, or any change in the equity ownership of the Factor, or any termination of such ownership; or

          (j) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor,

          Section 4. Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all of its assets and properties.

          Section 5. Waiver. The Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in
Section 3, (b) notice to the Guarantor of the incurrence of any of the Guaranteed Obligations, notice to the Guarantor or the Factor of any breach or default by the Factor with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Company against the Guarantor, (c) presentment to or demand of payment from the Factor or the Guarantor with respect to any Purchased Account or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion, exercise or exhaustion by the Company of any right, power, privilege or remedy conferred in the Factoring Agreement or any other Operative Document or otherwise, (e) any requirement of diligence on the part of the Company, (f) any requirement to mitigate the damages resulting from any default under any Operative Document, (g) any notice of any sale, transfer or other disposition by the Company of any right, title to or interest in any Purchased Account or in any other Operative Document, (h) any release of the Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

          Section 6. Subrogation. Upon the payment in full of all amounts payable by the Factor under the Operative Documents, and the performance in full of all obligations to be performed or observed by the Factor under or pursuant to the Operative Documents, the Guarantor shall be subrogated to the rights of the Company in respect of any payment or other obligation with respect to which an amount has been payable by the Guarantor hereunder. The Guarantor shall not seek to exercise any rights of subrogation, reimbursement or indemnity arising from payments made by the Guarantor pursuant to the provisions of this Agreement until the full and complete payment or performance and discharge of the Guaranteed Obligations.

          Section 7. Effect of Bankruptcy Proceedings. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time any payment made by any person on account of any of the sums due the Company pursuant to the terms of the Factoring Agreement or any other Operative Document is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Factor or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Factor or other person or any substantial part of its property, or otherwise, all as though such payment had not been made.

          Section 8. Term of Agreement. This Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and other independent payment obligations of the Guarantor under this Agreement shall be paid and performed in full and all of the agreements of the Guarantor hereunder shall be duly paid and performed in full.

          Section 9. Notices. All notices under the terms and provisions hereof shall be in writing, and shall be delivered or sent by telex or telecopy or mailed by first-class mail, postage prepaid, addressed, (a) if to the Company, at the address set forth on Schedule 7(d) to the Factoring Agreement, or at such other address as the Company shall from time to time designate in writing to the Guarantor and (b) if to the Guarantor, at Highbridge/Zwim Special Opportunities Fund, L.P., 9 W. 57th Street, 27th floor, New York, NY 10019, Attention: Ivan Zinn, or at such other address as the Guarantor shall from time to time designate in writing to the Company. Any notice so addressed shall be deemed to be given when so delivered or sent or, if mailed, on the third business day after being so mailed.

          Section 10. Amendments, etc. No amendment, alteration, modification or waiver of any term or provision of this Agreement, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 11. Submission to Jurisdiction. The Guarantor, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against the Guarantor arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the State of New York, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York for purposes of any such action, suit or proceeding. The Guarantor has designated and appointed Corporation Service Company (or any successor corporation), at its office at 1177 Avenue of the Americas, New York, New York 10036, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such action, suit or proceeding with respect to any matter as to which it has submitted to jurisdiction as set forth in this Section 11, and agrees that service upon such authorized agent shall be deemed in every respect service of process upon the Guarantor or its successors or assigns, and, to the extent permitted by applicable law, shall be taken and held to be valid personal service upon it. Such designation and appointment shall be irrevocable. The Guarantor represents and warrants that Corporation Service Company has agreed to act as such agent for service of process. The Guarantor will take all action, including the filing of any and all documents and instruments, as may be necessary to continue in full force and effect the designation and appointment as such agent of Corporation Service Company or any successor corporation or such other corporation as shall be satisfactory to the Company, so that the Guarantor shall at all times have an agent for service of process for the above purposes in the County of New York, State of New York, Nothing contained in this
Section 11 shall be deemed to affect the right of the Company to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any jurisdiction.

          Section 12. WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

          Section 13. Survival. All warranties, representations and covenants made by the Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Company and shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Company or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Guarantor hereunder.

          Section 14. Miscellaneous. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Guarantor hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Guarantor and the Company and their respective successors and assigns. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Guarantor and the Company. The section and paragraph headings in this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Agreement. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles), including all matters of construction, validity and performance.

          IN WITNESS WHEREOF, the Guarantor and the Company have each caused this Agreement to be duly executed as of the day and year first above written.

                                        HIGHBRIDGE/ZWIRN SPECIAL
                                        OPPORTUNITIES FUND, L.P.


                                        By
                                           -------------------------------------
                                           Title:
                                                  ------------------------------


                                        ARBINET-THEXCHANGE, INC.


                                        By  /s/ Peter P. Sach
                                           -------------------------------------
                                           Title: CAO & Treasurer

                                                               December 12, 2003

Silicon Valley Bank\One Newton
Executive Park 2221 Washington
Street, Suite 200 Newton,
Massachusetts 02462

          Re: Loan Arrangement with Arbinet-thexchange, Inc.

Gentlemen:

     Reference is made to a certain loan arrangement entered into by and between ARBINET-THEXCHANGE, INC., a Delaware corporation with its principal place of business at 120 Albany Street, New Brunswick, New Jersey 08901 (the "Borrower"), and SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("SVB" or the "Primary Lender"), as evidenced by, among other documents, a certain Accounts Receivable Financing Agreement dated as of February 3, 2003 (together with all documents executed in connection therewith or related thereto, as amended, the "AR Agreement").

     Reference is further made to a certain loan arrangement entered into by and between the Borrower, various other parties, and ORIX VENTURE FINANCE LLC, a Delaware limited liability company (formerly ORIX Merchant Banking LLC, successor in interest to ORIX USA Corporation), with its principal place of business at 1177 Avenue of the Americas, 10th Floor, New York, New York 10036 ("ORIX") (ORIX and SVB shall collectively be referred to herein as the "Lenders"), as evidenced by a certain Loan and Security Agreement dated as of January 31, 2002 (together with all documents executed in connection therewith or related thereto, as amended, the "ORIX Agreement").

     Reference is further made to a certain factoring arrangement entered into by and between the Borrower and SCM TELCO FINANCE LLC, a Delaware limited liability company with a place of business at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808 ("SCM") as evidenced by, among other documents, a certain Factoring Agreement dated as of December 12, 2003 (together with all documents executed in connection therewith or related thereto, as amended, the "Factoring Agreement").

     Whereas, SVB has been granted a perfected security interest in all assets of the Borrower, including, without limitation, a perfected security interest in, among other things, the Borrower's accounts; and

     Whereas, ORIX has been granted a perfected security interest in all assets of the Borrower, including, without limitation, a perfected security interest in, among other things, the Borrower's accounts; and

     Whereas, the Borrower has requested consent from the Lenders to enter into the Factoring Agreement with SCM.

     Now, therefore, for good and valuable consideration, SVB. ORIX, SCM and the Borrower hereby agree as follows:

     1. All Purchased Accounts (as defined in the Factoring Agreement in effect on the date hereof) which are purchased by SCM pursuant to the Factoring Agreement shall be purchased subject to and subordinate to the prior security interest in such assets of SVB and of ORIX. No other assets of the Borrower (other than the Purchased Accounts) are or will be purchased by, or are or will be subject to a security interest in favor of, SCM. SCM and Borrower represent and warrant that they have provided a true, complete and correct copy of the Factoring Agreement to the Lenders.

     2. SCM will not exercise any rights or remedies against the Borrower's assets except for rights with respect to Purchased Accounts specifically permitted pursuant to the terms of this Agreement.

     3. All payments owing or due to Borrower under the Factoring Agreement shall be made by SCM to the Primary Lender, when and if such amounts are due from SCM to the Borrower under the Factoring Agreement, notwithstanding any contrary instructions which may hereafter be issued by Borrower or any party other than the Primary Lender. Without limiting the foregoing, SCM shall pay the Primary Lender the Cash Payment (as defined in the Factoring Agreement) with respect to each Purchased Account. Each Lender hereby represents and warrants to SCM, on behalf of itself only, and not the other Lender, that while such Lender is the Primary Lender, no other person or entity has or will have a right to payment of the amounts payable hereunder superior to such Lender's rights hereunder, and that such Lender alone will be entitled to such payments and accordingly, each Lender, on behalf of itself only, and not the other Lender, agrees that it shall hold SCM harmless from and against any loss or reasonable expense incurred or sustained by SCM by reason of the assertion against SCM of claims by parties asserting that such person or entity's entitlement to such payments, while such Lender was the Primary Lender, was superior to that of such Lender; provided that such Lender's liability under this indemnity agreement shall be limited to the amount of such payments received by such Lender from SCM. The Lenders are not hereby agreeing to indemnify SCM for the wrongful acceptance by the other Lender of amounts received by such other Lender from SCM.

     4. In consideration of the payment by SCM to the Primary Lender of the Cash Payment with respect to any Purchased Account, the Lenders shall be deemed to subordinate any security interest they may have in such Account, up to the amount of the Cash Payment paid by SCM to the Primary Lender, but the Lenders shall retain their senior security interest in that portion of the Purchased Account due from the Customer of such Account as exceeds the Cash Payment paid by SCM to the Primary Lender. The Lenders shall retain their senior security interest in such portion of the Purchased Account, to secure any amounts which may continue to be owed by the Borrower to the Lenders. Where SCM has paid the Cash Payment with respect to a particular Purchased Account to the Primary Lender, and notified the Primary Lender in writing of such payment, subsequent collections on any such Purchased Account shall first be paid to SCM until the aggregate amount paid to or collected by SCM shall equal the Cash Payment with respect to the particular Account. The proceeds of any other collection of any Account (by SCM, or the Primary Lender, in accordance with Section 6 hereof), shall be paid first to the Lenders, in accordance with the terms of a certain Intercreditor Agreement dated February 3, 2003 by and between the Lenders. Nothing contained herein shall impose any liability on the Lenders to (x) reimburse SCM for payments and collections on Accounts that are received by the Lenders before the Lenders receive payment of the Cash Payment with respect to any Purchased Account; or (y) reimburse SCM for payments and collections on Accounts that are received by the Borrower, either directly or in Borrower's bank accounts, including, without limitation, cash collateral, lockbox, or other accounts. Nothing contained herein shall obligate the Lenders to account for each other or make or direct any payments to SCM or Borrower on account of monies received by the other Lender.

     5. In the event that the Lenders, in the exercise of their rights against Borrower, take possession of the books and records of Borrower during the period while any Purchased Accounts purchased by SCM remain outstanding, the Lenders shall grant SCM access to such books and records for the purpose of obtaining information necessary to collect and enforce such Accounts.

     6. During the period that any Purchased Accounts are outstanding, the Lenders shall refrain from enforcing their security interests in any such Accounts. SCM and Borrower agree that if the Primary Lender, following the occurrence of an event of default under its loan arrangement with the Borrower (while there are outstanding obligations under such loan arrangement), instructs SCM to cease collection efforts with respect to Purchased Accounts due from a specific Customer owing Accounts for which SCM has not theretofore paid the Cash Payment to the Primary Lender or from all Customers owing Purchased Accounts for which SCM has not theretofore paid the Cash Payment to the Primary Lender, SCM shall comply with such request, and SCM and

Borrower hereby agree that SCM's Purchase Commitment (as defined in the Factoring Agreement) on such Accounts shall be deemed terminated and the Primary Lender may enforce its security interest in such Accounts. Borrower waives any and all claims against the Lenders resulting from such termination.

     7. Unless and until SVB provides written notice to the contrary, SVB shall be the Primary Lender for purposes of this agreement. Upon termination of the AR Agreement and satisfaction in full of the Obligations (as defined therein), ORIX shall become the Primary Lender hereunder. SCM may continue to consider SVB the Primary Lender in the event that ORIX claims to have become the Primary Lender but SVB disputes such claim.

     8. Unless otherwise provided hereunder, all notices or demands by any party relating to this agreement or any other agreement entered into in connection herewith shall be in writing and (except informal documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile, or by reputable overnight delivery service, to the parties hereto, at their respective addresses or fax numbers set forth below:

          If to SVB:

          SILICON VALLEY BANK
          One Newton Executive Park, Suite 200
          2221 Washington Street
          Newton, Massachusetts 02462
          Attn: Mr. David Reich, Senior Vice President
          Fax: (617) 969-5965

          With a copy to:

          RIEMER & BRAUNSTEIN LLP
          Three Center Plaza, 6th Floor
          Boston, Massachusetts 02108
          Attn: David A. Ephraim, Esquire
          Fax: (617) 880-3456

          If to ORIX:

          ORIX VENTURE FINANCE LLC
          1177 Avenue of the Americas, 10th Floor
          New York, New York 10036
          Ref: Arbinet-thexchange, Inc.
          Fax: (212) 739-1701

          With a copy to:

          ORIX USA CORPORATION
          1177 Avenue of the Americas, 10th Floor
          New York, New York 10036
          Attn: Legal Department
          Fax: (212) 739-1701

          If to SCM:

          SCM TELCO FINANCE LLC
          c/o Corporation Service Company 2711
          Centerville Road, Suite 400
          Wilmington, Delaware 19808
          Attn: Linda Ratchford
          Fax: (302) 636-5454

          With a copy to:

          DEBEVOISE & PLIMPTON, LLP
          919 Third Avenue
          New York, New York 10022
          Attn: Deborah F. Stiles, Esq.
          Fax: (212) 909-6836

          If to the Borrower:

          ARBINET-THEXCHANGE, INC.
          120 Albany Street
          New Brunswick, NJ 08901
          Attn: Mr. Michael Lemberg
          Fax:

          With a copy to:

          ARBINET-THEXCHANGE, INC.
          120 Albany Street
          New Brunswick, NJ 08901
          Attn: Chi K. Eng, Esquire
          Fax:

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof (other than Section 5-1401 of the New York General Obligations Law).

     This letter shall take effect as a sealed instrument under the laws of the State of New York as of the date first written above.

                                        Very truly yours,

SILICON VALLEY BANK                     SCM TELCO FINANCE LLC


By:  /s/ David Reich                    By:  /s/ Daniel Zwirn
   ----------------------------------       ------------------------------------

Name: David Reich                       Name
     --------------------------------        -----------------------------------

Title: SVP                              Title
      -------------------------------         ----------------------------------


                                        ORIX VENTURE FINANCE LLC


                                        By:  /s/ Kevin P. Sheehan
                                            ------------------------------------
                                        Name: Kevin P. Sheehan
                                        Title: President & CEO

Agreed to and accepted:

ARBINET-THEXCHANGE, INC.


By:  /s/ Peter P. Sach
   -----------------------------------

Name: Peter P. Sach
     ----------------------------------

Title: CAO & Treasurer

     FACTORING AGREEMENT, dated as of December 12, 2003 (the "Effective Date"), between SCM TELCO FINANCE LLC ("Factor") and ARBINET-THEXCHANGE, INC. ("Client").

     1.   APPOINTMENT

     Client hereby appoints Factor to act as its factor upon the terms and conditions set forth in this Agreement.

     2.   DEFINED TERMS

     Defined terms used herein without definition shall have the respective meanings ascribed thereto in Section 14.

     3.   COVERED SALES; SECURITY INTEREST

          (a) Client hereby assigns and sells to Factor, as absolute owner, and Factor hereby purchases from Client, all Purchased Accounts created on or after the Effective Date, subject to the Current Security Interests to the extent set forth in the Interfactor Agreement and the Intercreditor Agreements (the "Senior Security Interests"). Factor's purchase of and acquisition of title to each Purchased Account will be effective as of the date of its generation.

          (b) Client hereby grants to Factor a security interest in all of the Collateral as security for the performance of Client's obligations hereunder, subject to the Senior Security interests.

     4.   CUSTOMER PURCHASE APPROVAL

          (a) Client may submit a written request (a "Credit Analysis Request") to Factor to indicate, with respect to one or more Customers listed in Credit Analysis Request (the "Proposed Customers") whose Accounts Client may request Factor to purchase, the aggregate Credit Limit with respect to any Purchase Period for each Proposed Customer (each, an "Estimated Credit Limit"). Each Credit Analysis Request shall contain the following information:

               (i) the identity of such Proposed Customer;

               (ii) the maximum dollar amount of Accounts of such Proposed Customer that Client wishes Factor to purchase in any Purchase Period;

               (iii) whether such Proposed Customer is a Domestic Customer or a Foreign Customer;

               (iv) the factoring arrangements, if any, then in effect between GMAC and such Proposed Customer; and

               (v) such other information reasonably requested by Factor to analyze the creditworthiness of such Proposed Customer.

          (b) Not later than the seventh business day following delivery of any Credit Analysis Request, Factor will provide to Client a non-binding estimate of the Estimated Credit Limit (which may be zero) for each Proposed Customer listed in such Credit Analysis Request.

          (c) Not later than five business days prior to the commencement of any Purchase Period, Client may request that Factor purchase all or a portion of the Accounts (the "Requested

Accounts") of any Proposed Customer with respect to such Purchase Period by submitting a written request (a "Purchase Request"*) to Factor containing the following information:

               (i) the identity of such Proposed Customer;

               (ii) the maximum dollar amount of Accounts of such Proposed Customer that Client wishes Factor to purchase in such Purchase Period;

               (iii) whether such Proposed Customer is a Domestic Customer or a Foreign Customer; and

               (iv) the factoring arrangements, if any, then in effect between GMAC and such Proposed Customer.

          (d) Such Purchase Request may be in the form of a spreadsheet and may include all information relating to Requested Accounts in one file.

          (e) Factor may in its sole discretion agree to purchase all or a portion of the Requested Accounts of any Proposed Customer for any Purchase Period. Factor will provide Client with written confirmation of which Requested Accounts, if any, will be purchased for the applicable Purchase Period (a '"Purchase Commitment"). The Purchase Commitment will include the maximum dollar amount Factor will purchase with respect to each Proposed Customer for such Purchase Period (each, a "Credit Limit") and such other terms as will be agreed to by Factor and Client. If Factor does not provide a written response declining any of the Requested Accounts three business days prior to the start of the applicable Purchase Period, such Requested Accounts shall be deemed approved by Factor pursuant to a Purchase Commitment.

          (f) If Client receives a Purchase Commitment with respect to the Requested Accounts of any Customer and does not submit to Factor a new Purchase Request for such Customer's Requested Accounts in a subsequent Purchase Period, then the Purchase Commitment for such Customer's Requested Accounts shall remain in effect for successive consecutive Purchase Period, unless otherwise terminated or reduced pursuant to Section 4(g).

          (g) Factor may at any time terminate any Purchase Commitment or reduce the Credit Limit with respect to any Customer in Factor's sole discretion, provided that (i) no Credit Limit may be reduced below an amount equal to the sum of (x) the undrawn amount of unexpired letters of credit issued for the account of such Customer, so long as the issuer, form and substance of the letter of credit are acceptable to Factor and have been issued to Factor as beneficiary or to Client as beneficiary subject of an assignment of proceeds in favor of Factor (with the comment of the Issuer) that are acceptable to Factor as to form and substance and (y) the amount, if any, of cash deposited with Factor to secure any Customer's obligations pursuant to cash collateral agreements acceptable to Factor as to form and substance and (ii) a Purchase Commitment with respect to a Customer shall be deemed automatically cancelled upon the occurrence of an Insolvency Event with respect to such Customer. If Factor cancels or is deemed to have cancelled a Purchase Commitment in respect of a Customer, then Factor shall have no further obligations with respect to any Accounts generated after the date of such cancellation by Factor and if Factor reduces the Credit Limit in respect of any Customer, the Purchased Accounts of such Customer after such reduction shall be subject to such Credit Limit, as so reduced.

          (h) In the event either Client or Factor obtains knowledge of any Insolvency Event with respect to any Customer whose Accounts have been purchased hereunder, it shall immediately provide notice thereof to the other party hereto.

          (i) Client shall immediately provide notice to Factor regarding any change in the factoring arrangements between GMAC and Client with respect to any Account that is a Joint Account.

     5.   PURCHASE PRICE OF PURCHASED ACCOUNTS; PAYMENT REQUEST

          (a) The purchase price of each Purchased Account shall be the Gross Face Amount thereof (regardless of any computational or other error of Client with respect thereto), as adjusted pursuant to Section 5(b) (the "Purchase Price").

          (b) The Purchase Price of each Purchased Account shall be paid in cash by Factor only to the extent required by Section 5(c). Factor's obligation to pay the Purchase Price of any Purchased Account shall be reduced if and to the extent (i) that Client receives payment in respect of such Purchased Account from the applicable Customer, (ii) that such Customer fails to pay such Purchase Price within 75 days after the original due date of such Customer's Purchased Account for any reason other than an Insolvency Event, (iii) of the Purchase Price Discount provided for in Section 5(d) or (iv) [*].

          (c) If any Purchased Account of any Customer remains wholly unpaid for 75 days or more after the original due date of such Purchased Account solely on account of an Insolvency Event with respect to such Customer, Client may deliver to Factor a Payment Request not later than 90 days after the original invoice date of such Purchased Account. Upon receipt of any such Payment Request, Factor shall pay to Client on the Settlement Date an amount equal to 95% of the Purchase Price (the "Cash Payment") for each Purchased Account as to which Client has submitted a Payment Request. Without limitation of any of Factor's rights set forth herein and notwithstanding anything to the contrary set forth herein, Factor shall have no obligation to pay to Client the Purchase Price of any Purchased Account as to which a Payment Request has been submitted if (i) Client shall not have delivered to Factor following the delivery by Factor to Client of a written request therefor, (x) within 10 business days, all Credit Loss Documentation with respect to such Purchased Account, (y) within 20 business days, all applicable Customer Orders with respect to such Purchased Account or (z) within 10 business days, reasonable evidence satisfactory to Factor that Client's title to such Purchased Account and all other payment obligations, however arising, due to Client from such Customer with respect to such Purchased Account, are free and clear of all Liens other than Permitted Liens, provided that if Factor believes Client has not delivered to Factor all of the information required to be delivered pursuant to this clause (i) within the period set forth above in clauses (x), (y) or (z), as applicable, SCM will provide notice to Client specifying the outstanding information and Client shall have five business days from its receipt of such notice to provide such outstanding information, (ii) Client shall have made any change to the terms of such Purchased Account without Factor's prior written consent or (iii) if Client shall be in breach of any material representation, warranty or covenant hereunder.

          (d) Upon payment of the Purchase Price of any Purchased Account of any Customer pursuant to Section 5(c), Factor shall collect such Purchased Account directly from such Customer, subject the provisions of the Interfactor Agreement. Client agrees that, in the event that Factor recovers all or any portion of the Purchase Price of any Paid Account from a Customer, the proceeds thereof shall be applied first, to pay, or reimburse Factor for the payment of, any reasonable expenses of collecting such Purchase Price; second, to reimburse Factor for the Cash Payment paid by Factor pursuant to Section 5(c); and third, to pay Client the Purchase Price Discount.

     6.   FEES

          (a) Client shall pay to Factor the following fees (collectively the "Fees") in respect of Factor's services hereunder:

               (i) as a utilization fee (the "Utilization Fee"), on or prior to the fifth business day following the end of each Purchase Period, the sum of the products of (x) [*]% times (y) the Gross Face Amount of each Purchased Account purchased during such Purchase Period (the "Purchased Account Gross Amounts");

               (ii) as a commitment fee (the "Unused Line Fee"), on or prior to the fifth business day following the end of each Purchase Period, the sum of the products of (x) [*]% times (y) the difference between (A) the Monthly Credit Limit of each Customer and (B) the Purchased Account Gross Amount of such Customer with respect to such Purchase Period;

               (iii) as a monitoring fee (the "Monitoring Fee"), on or prior to the fifth business day following the end of each Purchase Period, the sum of the products of (x) [*]% times (y) the Monthly Credit Limit of each Customer;

               (iv) on or prior to the fifth business day following the end of each calendar quarter (other than the calendar quarter in which the Effective Date falls (the "First Quarter"') and the calendar quarter immediately following the First Quarter (the "Second Quarter"), the difference between (x) the sum of the Minimum Quarterly Fees for such quarter and each preceding quarter in the applicable calendar year and (y) the sum of (A) the aggregate Utilization Fees, Unused Line Fees and Monitoring Fees paid in respect of the Purchase Periods during such quarter and each preceding quarter in the applicable calendar year plus (B) the aggregate Minimum Quarterly Fees paid in respect of each such preceding quarter in the applicable calendar year; and

               (v) on the Effective Date, as a prepaid Minimum Quarterly Fee for
(x) the period from the Effective Date through the last day of the First Quarter and (y) the Second Quarter, an amount equal to (A) for the First Quarter, the product of (1) the Minimum Quarterly Fee for such quarter times (2) a fraction, the numerator of which is the number of days in the First Quarter on and after the Effective Date and the denominator of which is the number of days in the First Quarter and (B) for the Second Quarter, the Minimum Quarterly Fee for such quarter. For the last calendar quarter during the Term (the "Last Quarter"), the Minimum Quarterly Fee shall be the product of (1) the Minimum Quarterly Fee for such quarter times (2) a fraction, the numerator of which is the number of days in the Last Quarter to and including the last day of the Term and the denominator of which is the number of days in the Last Quarter.

          (b) The fees payable pursuant to Section 6(a) shall be paid by wire transfer to Account No. 2090067 of Factor at LaSalle Bank N.A. - Chicago, ABA 071000505. Factor must provide Client with written notification at least five business days prior to changing the details for any wire transfer.

          (c) In the event Client shall fail to pay any portion of a fee arising under this Article 6 when due (any such portion, an "Unpaid Fee"). Client shall pay a Late Fee with respect to such Unpaid Fee.

     7.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     Client hereby represents, warrants and covenants that:

          (a) As of each day on which an Account is purchased hereunder, (i) Client has good title to such Purchased Account, free of and clear of all Liens other than Permitted Liens, (ii) each such

Purchased Account is a bona fide, enforceable obligation arising in the ordinary course of business of Client, (iii) the applicable Customer is unconditionally obligated to pay at maturity the full amount of such Purchased Account relating to it without defense, counterclaim or offset other than offsets permitted pursuant to the Trading Terms and (iv) all documents evidencing such Customer's payment obligations with respect to such Purchased Account are in full force and effect.

          (b) Client's exact legal name is as set forth on the signature page of this Agreement. Client will provide Factor with written notice within 30 business days of changing its legal name.

          (c) Client is an organization of the type and organized in the jurisdiction set forth on Schedule 7(c). Schedule 7(c) accurately sets forth Client's organizational identification number or accurately states that Client has none and accurately sets forth Client's federal employer identification number. Client will provide Factor with written notice within 30 business days of changing its organizational identification number or changing its type of organization. Client shall not change its jurisdiction, of organization unless Factor shall have received not less than 30 business days' prior written notice of such proposed change.

          (d) Client's chief executive office and mailing address and Client's Records concerning Accounts are located only at the address identified as such on Schedule 7(d). Client shall not change its chief executive office or mailing address unless Factor shall have received not less than 30 business days' prior written notice of such proposed change.

          (e) Client shall furnish to Factor (i) within five business days after the last business day of each Purchase Period, a detailed sales register and a detailed aged trial balance that includes all Purchased Accounts as of the end of such Purchase Period, certified by Client's Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Vice President of Finance, Vice President of Business Planning and Treasury Operations or Vice President of Business Systems and (ii) within 120 days after the end of Client's fiscal year, an audited financial statement with respect to such fiscal year, certified by Client's Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer and reviewed by Ernst & Young or another independent certified public accountant acceptable to Factor, such acceptance to be provided by Factor prior to the accountant's undertaking its annual audit. Client shall, at Client's expense, furnish Factor with other financial and operational information reasonably requested by Factor from time to time. Upon reasonable notice, Factor shall have full access to and the right to audit, check, inspect and make abstracts and copies from Client's Records, audits, correspondence and all other papers relating to the Purchased Accounts and the operation of Client's business. Factor and its agents may enter upon Client's premises at any time and from time to time, during business hours upon reasonable notice, for the purpose of inspecting any and all Records pertaining to the Purchased Accounts and to the operation of Client's business. On the first day of each month following any month in which Factor has performed any collection audit or field examination, Client shall pay to Factor a fee equal to Factor's then effective standard rate per day, per person employed or retained by Factor to perform such audits and field examinations, it being acknowledged that as of the Effective Date, Factor's standard rate is $1,500 per day, per person, plus all reasonable costs, fees and expenses incurred by Factor or its representatives in the performance of such audits and field examinations, provided that Client shall be required to pay the foregoing fee for no more than two persons per audit or field examination. Factor agrees that until the second anniversary of the Effective Date Factor's standard rate per day, per person, shall remain $1,500. So long as Client is not in breach of this Agreement, Factor shall conduct no more than one collection audit of Client's Records during any calendar year. All information provided to Factor shall be governed by the Non-Disclosure Agreement, dated as of November 15, 2003, between Factor and Client.

          (f) [*]

          (g) Client is and shall remain in compliance with all laws, regulations and rules applicable to Client's business, including all laws, rules and regulations of the United States and state and local governmental entities relating to telecommunications services and all laws, rules and regulations of foreign jurisdictions in which Client has a physical presence, including but not limited to personnel, real estate and equipment, whether leased or owned, except to the extent that the failure to comply therewith is not reasonably likely, alone or in the aggregate, to have a material adverse effect on the business, operations or condition (financial or otherwise) of Client.

          (h) Client shall take all other reasonable actions requested by Factor from time to time to cause the attachment, perfection and priority of, and Factor's ability to enforce, Factor's security interest in any and all of the Collateral, subject only to the prior security interest of the Lenders and GMAC. Client irrevocably and unconditionally authorizes Factor (or Factor's agent) to file and ratifies the filing at any time and from time to time of such financing statements with respect to the Collateral naming Factor or Factor's designee as the secured party and Client as debtor, as Factor may require, and including any other information with respect to Client or otherwise required by Article 9 of the Uniform Commercial Code of such jurisdictions as Factor may determine, together with any amendment and continuation statements with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. In no event shall Client at any time file, or permit or cause to be filed, any amendment or termination statement with respect to any financing statement (or amendment or continuation statement with respect thereto) naming Factor or Factor's designee as secured party and Client as debtor.

          (i) Upon Factor's reasonable request, Client shall, at Client's expense, duly execute and deliver, or cause to be duly executed and delivered, to Factor such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of Factor to effectuate the provisions and purposes of this Agreement.

     8.   INVOICES; CREDIT INFORMATION REQUESTS

          (a) With respect to each Trading Account Invoice of Client evidencing Purchased Accounts due from Customers, at Factor's option, Client shall either
(i) furnish Factor with a legible duplicate of the original invoice or (ii) make such invoice available for the Factor to view on thexchange website. Client shall at the end of each Purchase Period furnish to Factor evidence satisfactory to Factor of each rendition of services by Client to Customers in respect of the Purchased Accounts. Client agrees that Factor shall not be liable for any selling expenses, orders, purchases or contracts of any kind resulting from any of Client's transactions and Client shall indemnify Factor and hold Factor harmless with respect thereto. Other than Value Added Tax in the United Kingdom, Client represents and warrants to Factor that there are no taxes payable as a result of Customers' purchases of telecommunications network capacity and that Client will at all times promptly pay such taxes when due and file all tax returns relating to such taxes in a timely manner.

          (b) Factor may at any time request Client to provide detailed credit information with respect to any Purchased Account or Customer, and Client shall provide all such requested information to Factor within five business days of receiving any such request.

     9.   EXCLUSIVITY

          (a) Except for Client's factoring arrangements with GMAC, any factoring arrangements entered into pursuant to current discussions between Client and Marsh USA, Inc. ("Marsh")
regarding potential factoring arrangements, and Client's financing arrangements with the Lenders, Factor shall be the exclusive provider of factoring services to Client during the Term (i) in the United States so long as the rate payable by each Customer under its Customer Agreement in respect of its utilization fees for any Billing Period is at least [*] and (ii) in any other country so long as (x) Factor is legally able to provide such services in such country and (y) the rate payable by each Customer under its Customer Agreement in respect of its utilization fees for any Billing Period is at least [*].

          (b) Except for Client's factoring arrangements with GMAC, Client shall not solicit or enter into any agreement on the same terms or in competition with, this Agreement during the term of this Agreement, without the prior written consent of Factor.

     10.  RIGHT OF FIRST REFUSAL

     In the event that:

          (a) the GMAC Agreement shall have been terminated;

          (b) the GMAC Agreement shall have been amended or modified so that the factoring obligations of GMAC thereunder have been reduced; or

          (c) GMAC or any other GMAC Factor shall withhold or withdraw credit approval for any Customers of Client;

Client shall not accept any offer (an "Offer") from any person other than Factor or Marsh to provide factoring services substantially similar to the services provided by GMAC under the GMAC Agreement in any country in which Factor is legally able to provide such services without first giving written notice of such offer (the "Offer Notice") to Factor, identifying the proposed provider of services and specifying the fees and other terms and conditions of the Offer, Client agrees that if Factor delivers a written notice to Client within 30 business days after receipt of the Offer Notice agreeing to provide Client the services described in the Offer Notice on terms and conditions substantially similar to the terms and conditions of the Offer (including the fees specified therein). Factor shall have the right to provide such services on such terms and conditions unless Client's Board of Directors does not approve Factor's proposal.

     11.  TERMINATION

     This Agreement shall remain in full force and effect during the period from the Effective Date to and including the second anniversary of the Effective Date (the "Term"), unless sooner terminated as follows:

          (a) Either party may terminate this Agreement at any time upon 60 business days' prior written notice to the other party, provided that if Client gives such notice prior to the first anniversary of the Effective Date, Client shall pay Factor a termination fee of $250,000 upon the termination of this Agreement.

          (b) Either party hereto may terminate this Agreement immediately, without notice to the other party, and, in the case of termination by Client pursuant to this clause (b), without payment of the fee described in clause (a), if the other party shall suspend business, sell all or a significant portion of its assets, become insolvent, make an assignment for the benefit of creditors, or apply for an extension from creditors; or if a meeting of its creditors is called; or if a receiver or trustee shall be appointed for it or its property; or if its property shall become subject to any Lien or attachment except attachments that are bonded or discharged within 30 business days after they first arise; or if a Bankruptcy Case shall be filed by or against it; or if the other party shall seek relief under any insolvency statute, federal, state or other; or if a custodian shall be appointed for all or substantially all of its property; or if the other party shall breach this

Agreement or any other agreement between Factor and Client or between Client and any affiliate of Factor; or if the other party shall fail to pay any obligation when due hereunder or if ownership or control of 50% or more of the other party's aggregate outstanding stock, stock equivalents or any other equity changes after the Effective Date.

     12.  PLACE OF PAYMENT; NEW YORK LAW, FORUM SELECTION; WAIVER OF JURY TRIAL

          (a) This Agreement shall be governed by and construed according to the laws of the State of New York (without giving effect to its choice of law principles).

          (b) Client agrees that (i) all actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement shall be litigated in the United States District Court for the Southern District of New York or, at Factor's option, in any other courts located in New York or elsewhere as Factor may select, (ii) such courts are convenient forums, and
(iii) it shall submit to the personal jurisdiction of such courts. Client hereby consents to the service of process therein by registered or certified mail, return receipt requested, directed to Client at Client's address set forth below its name on the signature page hereof, and Client agrees that service so made shall be deemed complete five business days after the date of mailing.

          (c) TO THE EXTENT LEGALLY PERMISSIBLE, EACH OF CLIENT AND FACTOR WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

     13.  REMEDIES; WAIVERS

          (a) Factor's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy Factor may have under the UCC or otherwise.

          (b) Factor shall have the right, in Factor's sole discretion, to determine any rights or remedies Factor may at any time pursue or to take any other action and incur any costs or expenses with respect thereto and such determination will not in any way modify or affect any of Factor's rights hereunder. Failure by Factor to exercise any right, remedy or option under this Agreement or any delay by Factor in exercising the same will not operate as a waiver and no waiver by Factor will be effective unless set forth in a signed writing and then only to the extent specifically stated.

     14.  DEFINITIONS

     As used herein:

          "Accounts" shall mean, with respect to any Customer and any time period, all of Client's present and future rights to payment that are due from such Customer in respect of the net purchase of telecommunications traffic through Client during such time period pursuant to a Customer Agreement.

          "Bankruptcy Case" shall mean a case or proceeding under the United States Bankruptcy Code.

          "Billing Period" shall mean, with respect to any calendar month, each of the period from the Is1 through the 15th days of such month and the period From the 16th through the last day of such month.

          "Cash Payment" shall have the meaning set forth in Section 5(c).

          "Collateral" shall mean and include ail Purchased Accounts and all proceeds and products of the Purchased Accounts.

          "Credit Limit" shall have the meaning set forth in Section 4(e).

          "Credit Loss Documentation" shall mean, with respect to each Purchased Account for which Client has submitted a Payment Request to Factor, each and all of the following, in form and substance acceptable to Factor in its reasonable discretion: (a) Factor's credit approval number, if any, with respect to each such Purchased Account; (b) the Trading Account Invoice with respect to such Purchased Account and any trading account statements accompanying such Trading Account Invoice, (c) written evidence of the occurrence of an Insolvency Event with respect to such Customer, (d) all correspondence relating to such Purchased Account and Client's original collection file with respect to such Customer and
(e) such additional documentation relating to each such Purchased Account as Factor may from time to time reasonably request of Client.

          "Current Security Interests" shall mean the security interests with respect to the Purchased Accounts granted by Client to or for the benefit of GMAC, Silicon and Orix pursuant to the GMAC Agreement and the Intercreditor Agreements, respectively.

          "Customer" shall mean any person who is a "Member" of Client (as defined in the Trading Terms).

          "Customer Agreement" shall mean, with respect to any Customer, the Member Application entered into by such Customer with Client, including the Trading Terms, substantially in the form attached hereto as Annex A.

          "Customer Orders" shall mean with respect to each Purchased Account for which Client has submitted a Payment Request, the applicable Customer Buy Orders and Sell Orders with respect to the Billing Period covered by the Trading Account Invoice with respect to such Purchased Account.

          "Daily Credit Limit" shall mean, with respect to any Customer and any day in a Purchase Period, the Credit Limit of such Customer in effect on such day.

          [*]

          "Domestic Customer" shall mean a Customer organized under the laws of a state of the United States or Canada and the principal place of business of which is located in the United States or Canada.

          "Effective Date" shall mean the date set forth in the introductory paragraph hereto.

          "Financing Agreements" shall mean (a) the Accounts Receivable Financing Agreement, dated as of February 3, 2002, between Silicon and Client, and (b) the Loan and Security Agreement, dated as of January 31, 2002, among Client, Orix and various other parties, in each case as amended from time to time.

          "Foreign Customer" shall mean a Customer organized under the laws of a country other than the United States or Canada and the principal place of business of which is located in a country other than the United States or Canada.

          "GMAC" shall mean GMAC Commercial Finance LLC.

          "GMAC Agreement" shall mean the Factoring Agreement, dated as of February 10, 2003, between GMAC and Client, as amended from time to time.

          "GMAC Factor" shall mean GMAC or any affiliate thereof which provides factoring services to Client or extends credit to Client secured by Accounts.

          "Gross Face Amount" shall mean with respect to any Purchased Account of any Customer for any Billing Period (a) that is not a Joint Account, the amount due to Client from such Customer for purchased telecommunications network capacity utilized during such Billing Period, net of amounts due to such Customer from Client for telecommunications network capacity sold by such Customer through Client and utilized during the same Billing Period, in each case as shown on the Trading Account Invoice with respect to such Billing Period (the "Utilized Amount") or (b) that is a Joint Account, the excess, if any, of
(i) the Utilized Amount over (ii) the maximum aggregate dollar amount of ail credit extended by GMAC with respect to the Purchased Accounts of such Customer for such Billing Period, provided that in no event shall the Gross Face Amount of any Purchased Account, when aggregated with the Gross Face Amounts of all other Purchased Accounts of such Customer with respect to the Purchase Period in which such Purchased Account is purchased, exceed the Credit Limit for such Customer with respect to such period.

          "Insolvency Event" shall mean, with respect to any Customer, (a) the commencement of a Bankruptcy Case by or against such Customer, (b) the commencement of insolvency proceedings by or against such Customer under any other law or (c) the appointment of a trustee, receiver or custodian with respect to all or substantially all of the property of such Customer.

          "Interfactor Agreement" shall mean the Interfactor and Subordination Agreement, dated on or about December 12, 2003, between Factor and GMAC.

          "Intercreditor Agreements" shall mean (a) the letter agreement, dated as of February 3, 2003, among GMAC, Orix and Silicon and (b) the letter agreement, dated on. or about December 12, 2003 among Factor, Client, Orix and Silicon.

          "Interest Rate" shall mean 1.00% per month.

          "Joint Account" shall mean an Account that is being factored in part by each of Factor and GMAC.

          "Late Fee" shall mean, with respect to any period and any Unpaid Fee, the product of: (a) the Interest Rate, (b) such Unpaid Fee and (c) a fraction, the numerator of which is the number of days from and including the day on which such Unpaid Fee is due to and excluding the day on which such Unpaid Fee is paid and the denominator of which is 30.

          "Lender" shall mean each of Silicon, Orix and any other lender to Client approved by Factor.

          "Lien" shall mean, as applied to any property, real or personal, tangible or intangible, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind thereon (including any conditional sale or other title retention agreement, any lease in the nature thereof or the interest of the lessor under any capitalized lease).

          "Minimum Quarterly Fee" shall mean (a) [*], with respect to any calendar quarter-in which Factor has agreed to purchase Accounts of Customers located only in the United States and the United Kingdom and (b) [*], with respect to any calendar quarter in which Factor has agreed to purchase Accounts of Customers located in the United States and the United Kingdom and at least $5 million of Accounts of Customers located in four additional jurisdictions selected by Client and agreed to by Factor.

          "Monthly Credit Limit" shall mean, with respect to any Customer and any Purchase Period, the sum of the Daily Credit Limits of such Customer for each day in such Purchase Period, divided by the number of days in such Purchase Period.

          "ORIX" shall mean Orix Merchant Banking LLC.

          "Paid Account" shall mean any Purchased Account as to which Factor has made a Cash Payment to Client pursuant to Section 5(c).

          "Payment Request" shall mean, as to any Purchased Account, Client's written request for payment by Factor to Client of any remaining outstanding balance of the Purchase Price thereof.

          "Permitted Lien" shall mean any Lien with respect to a Purchased Account in favor of Factor, any Lender or GMAC.

          "Purchase Commitment" shall have the meaning set forth in Section
4(e).

          "Purchase Period" shall mean the two Billing Periods within any calendar month.

          "Purchase Price" shall have the meaning set forth in Section 5(a).

          "Purchase Price Discount" shall mean, with respect to any Paid Account, the difference between the Purchase Price thereof and the Cash Payment with respect thereto.

          "Purchase Request" shall have the meaning set forth in Section 4(c).

          "Purchased Account" shall mean, with respect to any Customer and any Billing Period, an Account that (a) has been approved by Factor pursuant to
Section 4(e) pursuant to a Purchase Commitment, (b) is created during such Billing Period, (c) is evidenced by a Trading Account Invoice with respect to such Billing Period and (d) the dollar amount of which, together with all other Purchased Accounts of such Customer with respect to the Purchase Period in which such Purchased Account is purchased, does not exceed the Credit Limit of such Customer for such Purchase Period.

          "Records" shall mean all of Client's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, ledger sheets, bills of lading and other shipping evidence, statements, files, documents, correspondence, memoranda, credit files and other data relating to any Customer or Purchased Account, business papers, computers, computer software (whether owned by Client or in which it has an interest), computer programs, together with the tapes, disks, diskettes and other data and software storage media and devices, File cabinets or containers in or on which the foregoing are stored (including, without limitation, any of Client's rights with respect to the foregoing maintained with or by any other person).

          "Requested Account" shall have the meaning set forth in Section 4(c).

          "Settlement Date" shall mean, with respect to any Purchased Account, the date that is 90 days after the original due date of the Purchased Account.

          "Silicon" shall mean Silicon Valley Bank.

          "Term" shall have the meaning set forth in Section 11.

          "Trading Account Invoke" shall mean, with respect to any Purchased Account, the Trading Account Invoice (as defined in the Trading Terms) with respect thereto.

          "Trading Terms" shall mean the Arbinet-Thexchange United States Exchange Delivery Point Member Trading Terms attached to a Customer Agreement.

          "UCC" shall mean the Uniform Commercial Code as in effect on the Effective Date in the State of New York, as from time to time amended.

          '"Unpaid Fee" shall have the meaning set forth in Section 6(c).

     15.  CONFIDENTIALITY

     Except as may be required by applicable law, each party hereto agrees not to disclose the terms of this Agreement or any of the transactions contemplated hereby to any other person without the other party's prior written consent.

     16.  GENERAL

          (a) This Agreement may not be amended except in a writing signed by each party hereto and is for the benefit of and binding upon the parties and their respective successors and assigns except that Client may not assign or transfer any of Client's rights or obligations under this Agreement without Factor's prior written consent, and no such assignment or transfer of any such obligation shall relieve Client thereof unless Factor has consented to such release in a writing specifically referring to the obligation from which Client is to be released. This Agreement, and any concurrent or subsequent written supplements thereto or amendments thereof signed by each of Factor and Client, represent the entire understanding of the parties and supersede all inconsistent agreements and communications, written or oral, between Client's and Factor's officers, employees, agents and other representatives.

          (b) This Agreement shall not be effective unless signed by Client and Factor.

          (c) Except for Payment Requests delivered by Client in accordance with
Article 5, written communications made pursuant to this Agreement may be made by email.

          (d) If any obligation to be performed pursuant to the Agreement is required hereunder to be performed on a day that is not a business day, such obligation shall be deemed to be required to be performed on the next succeeding day that is a business day.

     IN WITNESS WHEREOF, each of Factor and Client has executed this Agreement as of the Effective Date.

                                        SCM TELCO FINANCE LLC


                                        By:  /s/ Authorized Representative
                                            ------------------------------------
                                           Title:

                                        Address: c/o Corporation Service Company
                                                 2711 Centerville Road, Suite
                                                 400 Wilmington, DE 19808


                                        ARBINET-THEXCHANGE, INC.


                                        By:  /s/ Peter P. Sach
                                           -------------------------------------
                                           Title: CAO & Treasurer

                                        Address: 120 Albany Street Suite 450,
                                                 Tower II New Brunswick, New
                                                 Jersey 08901

SCHEDULES TO
FACTORING AGREEMENT
between
SCM TELCO FINANCE LLC
and
ARBINET-THEXCHANGE, INC.

Schedule 7(c)   Client Organization Information

                Organization Type: Corporation

                Jurisdiction of Organization: Delaware

                Organization Identification Number: 268341

                Federal Employer Identification Number: 13-3930916

Schedule 7(d)   Chief Executive Office:

                120 Albany Street, New Brunswick, New Jersey 08901

                Other Locations:

                1. 460 Herndon Pkway., Suite 150
                   Herndon, VA20170

                2. 441 Old Newport Blvd., Suite 104
                   Newport Beach, CA 92663

                3. 12/18 Paul Street
                   London EC2A 4JH

                                                                       Exhibit A

                                  TRADING TERMS

                                 (see attached)

                               ARBINET-TH EXCHANGE
                  UNITED STATES EXCHANGE DELIVERY POINT MEMBER
                                  TRADING TERMS

                                                               [LOGO] thexchange
                                                            Optimize Your World"

                                                                      Addendum B

1.   Introduction.

     (a) Arbinet-thexchange, Inc. ({"thexchange") provides an exchange for facilitating the sale and purchase of telecommunication services by and between telecommunications carriers, Internet telephony service providers, prepaid card service providers and others. It is understood and agreed by Member that thexchange's operation of the exchange does not constitute the provision by thexchange of common carrier telecommunications services. Member agrees that it will conduct all of its activities on the exchange in compliance with ail applicable legal and regulatory requirements.

     (b) Thexchange may amend these Trading Terms or the Fee Schedule (Addendum
A) at any time by posting the amended Trading Terms or the Fee Schedule at www.thexchanqe.com. The amended Trading Terms or Fee Schedule shall automatically be effective thirty {30} days after they are initially posted on www.thexchange.corn. Member agrees that such posting shall constitute reasonable notice of such amendments. Thexchange shall notify Member's Primary Contact (as specified in the Member Application) by fax or e-mail 30 days prior to the effective date of any Trading Terms amendment. Member agrees that such web posting and fax or e-mail notification shall constitute reasonable notice of such amendments. Any changes to the contact information of the Primary Contact must be communicated in writing to Member Services via e- mail to Member.ServicesfSthexchanqe.com and such changes shall be effective upon receipt by Member Services.

2.   Definitions.

The following terms as used herein have the meanings given to such terms in this Section Z.

Answer Seizure Ratio (ASR) - The ratio of the number of seizures that result in an answer signal, to the total number of seizures on a route or destination code base during a specified time interval (as denned by the International Telecommunications Union, ITU-T Terms and Definitions of Traffic Engineering 3/93).

Buy Order - A bid or buy offer by a Member to purchase minutes at a specific price and quality.

Call Detail Record fCDR) - Call accounting record specifying the necessary call information, such as date, duration, number called, etc.

Calling Code Inclusions and Exclusions - Country codes, city codes, prefixes or exchanges designated to specific types or geographical areas or destinations that are included or excluded from destination dialing (hereinafter referred as "CCIE"), offered by Arbinet-thexchange and posted on the www.thexch3nge.com website.

End Date - The termination date requested by a Member for a given Buy or Sell Order.

Exchange Delivery Point - Any interconnect facility owned or operated by thexchange, which provides Member with the ability to route (e.g., send or receive) telecommunications traffic through the facility.

Member - An organization, which has received all membership approvals required by thexchange and has been assigned a Member ID.

Route Plan Generation - An automated process of generating route plans based on matched Buy and Sell Orders.

Sell Order - An ask or a sell offer by a Member to sell minutes at a specific price and quality.

Start Dote - The commencement date requested by a Member for a given Buy or Sell Order.

UTC - Coordinated Universal Time, formerly known as Greenwich Mean Time.

3.   Eligibility for Membership.

Member represents and warrants that it possesses all requisite legal and regulatory authority to buy and/or sell, and transmit all telecommunications services offered, sold or traded on thexchange.

4.   Thexchange is Only an Exchange.

Member acknowledges and agrees that (i) thexchange is an exchange for sellers and for buyers to sell and buy telecommunications service for their own use;
(ii) thexchange is not responsible for and has no control over the quality, safety or legality of telecommunications services offered or requested by Members over the exchange, the truth or accuracy of any information provided by Members, the ability of Members to sell telecommunications services or the ability of Members to buy telecommunications services; and (iii) completion of the sale of telecommunications services offered and purchased on the exchange is solely the responsibility of Members and thexchange has no control of or responsibility for Members' completion of the sale, purchase or delivery of telecommunications services Members have agreed to trade.

5.   No Advice.

Member acknowledges that thexchange will not provide Member with any legal, regulatory, tax or accounting advice, or advice regarding the appropriateness, suitability or profitability of any transaction which Member undertakes on or through thexchange. Member also acknowledges that thexchange's employees are not authorized to give any such advice and that Member will not solicit or rely upon any such advice from thexchange or any of its employees. Thexchange and its officers, directors, employees, agents and affiliates will have no liability with respect to any such advice.

6.   Credit Management.

     (a)  Thexchange reserves the right to impose such

Corporate Offices
120 Albany Street
lower II, t?' floor
New Brunswick, NJ 08901 USA
+1 732 509 9100
+1 732 509 9101 Fax

New York EDP
75 Broad Street
20* Floor
New York, NY 10004 USA
+1 917 320 2000
+1 917 320 1895 Fax

Los Angeles EDP
611 West' Street
12e' Floor
Los Angeles, CA 90017 USA
+1 80O"ARB]NET
+1 949 631 1237 Fax

London EDP 12/18 Paul
Street London EC2A 43H
United Kingdom +44 (0)
207 377 9449 +44 (0) 207
375 1854 Fax

Frankfurt vEDP
Itenos, Kleyerstrasse 90
60326 Frankfurt Am Main
Germany
+44 {0) 207 377 9449
+44 (0) 207 375 1854 Fax
                                                                         arbinet
                                                               [LOGO] thexchange
                                                            Optimize Your World"

credit risk reduction management conditions on Member as are detailed in thexchange's Credit Management Policy (attached hereto as Addendum C and as amended from time to time), including, but not limited to, requiring authorized trading deposits, advance payments and letters of credit, as thexchange deems necessary and appropriate. Member agrees to the provisions of the Credit Management Policy.

     (b) Changes to the Credit Management Policy will be reflected in the posted policy thirty (30) days before such changes take effect. Member agrees tat notification of Credit Management Policy changes by posting a revised.policy at www.thexchange.com with contemporaneous notification by fax or e-mail to the Primary Contact of Member, will constitute reasonable notice of such changes and agrees to comply with such policy as amended from time to time.

7.   Member Responsibilities.

7.1  General

     (a) Member shall perform its obligations under these Trading Terms and use the exchange in a manner consistent with applicable law, and shall not use the exchange, or permit the exchange to be used, for any illegal purpose or in any unlawful manner. Any Member's transmission of any and all material in violation of any federal, state or local law, order or regulation is prohibited, and shall constitute grounds for termination hereof by thexchange in its sole discretion.

     (b) Member is responsible for (i) provision of, and expenses associated with, installation of all interconnection facilities and other actions necessary for it to use thexchange and (ii) payment for all costs relating to equipment and/or facilities obtained by thexchange on Member's behaLf.

     (c) Thexchange and Member will use reasonable best efforts to maintain the security and confidentiality of any transactions conducted or information transmitted through the exchange, subject to applicable law. Member acknowledges that it is responsible for the security and confidentiality of information it transmits through thexchange.

     (d) Member shall be responsible for (i) all trading and related activity on the exchange and the www.thexchange.com website by all users of any of the Member's trading accounts with thexchange and (ii) communicating the Trading Terms set forth herein to such users. Alt such users will be deemed to have read, understood and agreed to these Trading Terms. Member will provide to thexchange in writing the names, addresses, telephone and fax numbers and email addresses of all individuals, other than those listed in Member's member application, authorized to trade on Member's behalf on the exchange. Such notification shall be issued under Member's company letterhead and signed by Member's Primary Contact or authorized representative.

7.2  Quality Standards for Selling Members

     (a) Member shall use its reasonable best efforts to verify that all services provided by it through the exchange meet or exceed all quantitative and qualitative service standards and route characteristics posted by or on behalf of such Member on the exchange.

     (b)  [Intentionally left blank.]

     (c) Thexchange will from time to time (a) monitor the quality of the route characteristics of the Member's network and (b) regrade and repost new quality measurements on thexchange website and for Route Plan Generation. Member agrees that the quality measurements of thexchange, not those of Member, shall govern any dispute between Member and thexchange.

8.   Member Acknowledgments.

Member hereby acknowledges and agrees as follows:

     (a) Member is responsible for the accuracy of all orders and prices posted by or on behalf of Member on the exchange. Thexchange assumes no responsibility for any delays or errors in trade execution, for interruptions in telecommunications services, or for misrouting of any telecommunications services bought or sold by any Member through thexchange. Member agrees that thexchange's CDRs and other records, not those of Member's, shall govern and be used as the basis for any discussion or dispute or the resolution of any such dispute. Member agrees to hold thexchange harmless from liability for any errors or delays in trade execution or misrouting or interruptions in telecommunications services, including but not limited to errors as to prices or quality quoted by other Members. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY HEREIN, NEITHER THEXCHANGE NOR ITS AFFILIATES NOR MEMBER SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     (b) Sell prices posted on the exchange represent the seller's rates for terminating minutes at the Exchange Delivery Points and are based on Member orders. Member understands that other Members may make available limited capacity at specified prices, and that a price displayed on thexchange may not be available for all calls of similar characteristics at all times, as a result of limited capacity.

     (c) [Intentionally left blank.]

     (d) [Intentionally left blank.]

     (e) Thexchange may, in its reasonable discretion, suspend, discontinue or temporarily block Member's right to buy or sell telecommunications services through thexchange, and remove or refuse to list any Order of the Member to buy or sell telecommunications services if it deems such action necessary, either to protect against improper use or to protect against fraud (e.g.. False Answer Supervision or any other signal from Member, which tends to confuse, deceive, disrupt or otherwise interferes with the network operation of other Members or thexchange) or the commission of suspected illegal activities, or to otherwise protect its personnel, agents, facilities or services, and/or arrange for disconnection of Member's facilities interconnected with any Exchange Delivery Point, without prior notice. Thexchange may terminate Member's membership for any or no reasons and shall use reasonable efforts to provide Member whose facilities are to be disconnected with advance notice of disconnection. Member may, in its reasonable discretion, discontinue, suspend or temporarily block services if it deems such action necessary, either to prevent improper use or to protect against fraud or the commission of suspected illegal

Corporate Offices
120 Albany Street
Tower II, 4* Floor
New Brunswick, N3 OS901 USA
+1 732 503 9100
+1 732 509 9101 Fax

Hew York EDP
75 Broad Street
20* Floor
New York, NY 10004 USA
+1 917 320 2000
+1 917 320 1895 Fax

Los Angeles EDP
611 West ^ Street
12* Floor
Los Angeles, CA 90017 USA
+1 800 ARB1NFJ
+1 949 6311237 Fax

London EDP 12/18 Paul
Street London EC2A 43H
United Kingdom +44 (0)
207 377 9449 +44 (0) 207
375 1854 Fax

Frankfurt vEDP
Itenos, Kleyerstrasse 90
60326 Frankfurt Am Main
Germany
+44 (0) 207 377 9449
+44 (0) 207 375 1854 Fax
                                                                         arbinet
                                                            ,. [LOGO] thexchange
                                                            Optimize Your World*

activities, or to otherwise protect its personnel, agents, facilities or services. Member may discontinue participation on the exchange and may discontinue membership on thexchange upon ten (10) days prior written notice to thexchange. Member is responsible for any and all installation charges incurred prior to the effective disconnection or discontinuation date. In the event thexchange provides local access service to Member, Member must notify thexchange in writing thirty (30) days in advance of such disconnection or discontinuation. AH expenses incurred as a result of such disconnection or discontinuation shall be the responsibility of Member.

     (f) If Member attempts to route traffic to a particular destination through the exchange without providing a corresponding Buy Order, thexchange will use commercially reasonable efforts to effect termination of such traffic, and Member agrees to pay for such termination at the price obtained by thexchange, plus any applicable fees.

     (g) If Seller receives and terminates a call for which it has no active Sell order, the settlement rate of that call will be at the Seller's standard published wholesale rate.

     (h) Thexchange shall be entitled to delete from the www.thexchanqe.coin website any Buy Order or Sell Order posted by or on behalf of a Member if such order has not been matched with a corresponding Sell Order or Buy Order or was matched but Generated only negligible call volumes in the 30 days prior to such deletion.

     (i) Thexchange will use commercially reasonable efforts to maintain the accuracy of the Calling Code Inclusions and Exclusions ("CCIE") offered by Arbinet-thexchange and posted on the www.thEXchanqe.com website. Thexchange will use commercially reasonable efforts to update CCIE, but shall have no liability for any of the information set forth in the CCIE and no obligation to update the CCIE except upon receipt of written notice from the appropriate regulatory authorities of changes in the information set forth on such list. All orders and traffic routing on the exchange will occur based on the CCIE in effect at the time of the relevant transaction. Thexchange shall not be responsible for changes in prices that occur due to changes in codes, whether or not such codes are reflected in the CCIE.

     0) Thexchange hereby grants to Member a non- exclusive, non-transferable, personal right to access and use the information contained in the CCIE according to the terms and conditions herein.

     (k) Member agrees the CCIE contains proprietary information of thexchange, which is protected by copyright and other intellectual property laws. Thexchange retains all rights in the CCIE and in any manner of distribution, including, without limitation, all copyright and other proprietary rights worldwide. Member shall not contest or otherwise interfere with such rights. Except as expressly permitted under these Trading Terms and under U.S. copyright laws, Member may not, or may not permit others to, reproduce, publish, distribute, sell, rent, sublicense, lease, transfer, assign, access or provide access, use any information retrieved from or contained ti the CCIE in any manner whatsoever or alter, translate, modify, or adapt it to create derivative works of the CCIE.

     (l) Member acknowledges that Buy Orders and Sell Orders placed with a given Start Date may become active as soon as the first scheduled Route Plan Generation on or after said given Start Date is completed.

     (m) Member acknowledges that Buy Orders and Sell Orders placed with a designated End Date will be deactivated as soon as the completion of the first Route Plan Generation after the specified End Date that a Buy Order or Sell Order has been requested to end.

     (n) Upon the request of thexchange, Member agrees to send, at Member's cost, a summary of CDRs of traffic traded on the exchange to thexchange.

     (o) Member acknowledges that thexchange may from time to time combine or break out destinations so as to simplify trading on the exchange; provided, however, thexchange provides Member with 48 hours prior notice via e-mail.

9.   Payment/Settlement.

     (a) Subject to Section 9{d) below, thexchange will remit payment to Member for traffic sold by Member through thexchange, and Member agrees to remit payment to thexchange for traffic purchased by Member through thexchange, in accordance with invoices issued by thexchange. Member also agrees to pay the applicable fees as specified in the effective Fee Schedule. All fees will be detailed by thexchange to Members. Thexchange reserves the right to modify, impose new, or remove fees from the Fee Schedule pursuant to Section l(b) above. Member is responsible for all applicable taxes and all other costs incurred by Member in connection with participation on thexchange.

     (b) All traffic routed to a Seller at any U.S. Exchange Delivery Point will be rated based on call durations measured by a thirty (30) second minimum period followed by six (6) second billing increments. All traffic routed to a Seller at the London Exchange Delivery Point will be rated based on call durations measured by one (1) second billing increments. Notwithstanding the above, all traffic routed to a Seller selling a destination in Mexico, regardless of the particular Exchange Delivery Point the Seller is connected to, will be rated based on a one (1) minute minimum period followed by one (1) minute billing increments. Thexchange, in its discretion, may, from time to time on thirty (30) days written notice by web posting and fax or e-mail, introduce additional call duration measurement intervals pursuant to Section l{b) above.

     (c) All calculations and ratings of calls will be performed to the one thousandth of a cent (US$x.xxxxx). Final settlements will be rounded up in the Trading Account Invoice (as defined below) to the nearest whole cent (US$x.xx) for each destination.

     (d) (i) Trading Account Invoice. Arbinet-thexchange shall issue invoices relating to traffic (usage) traded on Arbinet-thexchange ("Trading Account Invoice") twice monthly. The invoice dates shall be the first and the sixteenth of a month (the "Invoice Date"). Trading Account Invoices bearing Invoice Dates of the l" and 16th of a month shall detail Member's trading activities from the 16th through the last day of the previous month, and from

Corporate Offices
120 Albany Street
Tower II, 4* Floor
New Brunswick, N3 08901 USA
+1 732 509 91D0
+1 732 509 9101 Fax

New York EDF
75 Broad Street
20th Floor
Mew York, NY 10004 USA
+1 917 320 2000
+1 917 320 1S95 Fax

Los Angeles EDP
611 West 6* Street
12th Floor
Los Angeles, CA 90017 USA
+1 800 ARBINET
+1 949 631 1237 Fax

London EDP 12/18 Paul
Street London EC2A 40H
United Kingdom +44 (0)
207 377 9449 +44 (0) 207
375 1854 Fax

Frankfurt vEOP
Itenos, KleyerstrasseSO
60326 Frankfurt Am Main
Germany
+44 (0)(pound)07 377 9449
+44 (0) 207 375 1854 Fax
                                                                         arbinet
                                                               [LOGO] thexchange
                                                            Optimize Your World*

the lst through the 15tfl of the month, respectively. The applicable due dates for the Trading Account Invoices ("Trading Account Due Dates") are: for invoices dated the f\ Trading Account payment ("Trading Account Payment") must be received on or before the 15lfl of the same month; for invoices dated the 16vil, Trading Account Payment must be received on or before the 30th of the same month, except February, where payment must be received by March 2nd. If the applicable Trading Account Due Date falls on a U.S. banking holiday or weekend, then payment must be received no later than the business day immediately prior to such banking holiday or weekend. As Member may be a net buyer or net seller during a billing period ("Billing Period"), the Trading Account Due Dates shall apply to Member or thexchange as the case may be. The Trading Account Invoice and any accompanying trading account statements shall supersede any contradictory or inconsistent reports issued by thexchange.

          (ii) Trading Account Payment Procedure. Member shall include remittance advice detail ("Remittance Advice Detail") in the wire information sent to thexchange. The Remittance Advice, Detail shall include: Member Name, Member's Arbinet-thexchange Account Number, Invoice Number(s) and Invoice Date(s) associated with the Trading Account Payment, and, if the Trading Account Payment is different from the Invoice Amount, an explanation of discrepancies between the Trading Account Payment and the Invoice Amount. If the Remittance Advice Detail is not received by thexchange or its authorized agent, thexchange or its authorized agent reserves the right to apply the Trading Account Payment in the following order: {1} Trading Account Invoices (from the oldest to the most current outstanding Trading Account Invoices), and (2) any outstanding finance charges and collection fees. If there are funds remaining after applying the Trading Account Payment to all outstanding Trading Account Invoices, thexchange shall then apply the remaining funds to outstanding Member Account Invoice(s) (as defined below) by applying the remaining funds from the oldest to the most current outstanding Member Account Invoice. If excess funds remain after applying the Trading Account Payment to alt Member Account Invoices, thexchange will then retain the excess funds as prepayment for Member's current or future trading activity unless Member requests in writing that the excess funds be returned. Thexchange reserves the right to apply the excess funds to Member's current trading activity on thexchange. The Remittance Advice Detail shall supersede any inconsistent or contradictory instructions from Member regarding the application of funds.

          (iii) Member Account Invoice. Arbinet- thexchange shall issue an invoice relating to access to the exchange and services of Arbinet-thexchange ("Member Account Invoice"). The Member Account Invoice shall be dated the 2nd of a month. Payments to thexchange for the Member Account Invoice shall be received by thexchange no Later than the 261*1 of the month ("Member Account Due Date"). If the Member Account Due Date falls on a U.S. banking holiday or weekend, then the Member Account payment must be received no later than the business day immediately prior to such banking holiday or weekend. The Member Account Invoice and any accompanying summary statements shall supersede any contradictory or inconsistent reports issued by thexchange.

          (iv) Member Account Payment Procedure. Member shall include Remittance Advice Detail (as defined above) in the wire information sent to thexchange. If Member does not send Remittance Advice Detail as specified above, thexchange or its authorized agent reserves the right to apply the Member Account Payment in the following order: (1) outstanding finance charges and collection fees (if any), and (2) Member Account Invoices (from the oldest to the most current outstanding Member Account Invoices). If there are funds remaining after applying the Member Account Payment to all outstanding Member Account Invoices, thexchange shall then apply the remaining funds to outstanding Trading Account Invoices by applying the remaining funds to the oldest to the most current outstanding Trading Account Invoice. If excess funds remain after applying the Member Account Payment to all Member Account Invoices, thexchange will then retain the excess funds as prepayment for Member's current or future trading activity unless Member requests in writing that the excess funds be returned. Thexchange reserves the right to apply the excess funds to Member's current trading activity on thexchange. The Remittance Advice Detail shall supersede any inconsistent or contradictory instructions from Member regarding the application of funds.

          (v) Member acknowledges and agrees that any amounts (including but not limited to interest) payable to thexchange by Member for access, usage or other fees may be deducted from my amount payable to Member by thexchange; such offsetting may be done with respect to any invoice and/or among one or more invoices. All amounts payable to thexchange by Member that remain unpaid on the day after the applicable Due Date will bear interest from the Invoice Date at a rate equal to the lesser of 18% per annum or the maximum amount permitted by law.

          (vi) Thexchange will not accept funds from third parties or remit payments to third parties, unless Member and thexchange agree otherwise in writing.

          (vii) Member shall send payments to thexchange or its assignee by electronic funds transfer as specified in thexchange's invoices. Thexchange wilt charge the Member an administrative fee of 5250 if Member sends payments by means other than electronic funds transfer. Thexchange reserves the right to withhold payment if the total amount due Member is under $100. All costs associated with electronic funds transfer shall be the responsibility of the paying party.

     (e) If Member disputes any invoice or portions thereof, Member must provide thexchange with written notice of the dispute (including the details thereof) and accompanying documentation to support each claim within thirty (30) days of the applicable invoice date; such notification should be delivered to Arbinet-thexchange Member Services, at 460 Herndon Parkway, Suite 150, Herndon, VA 20170 or e-mailed to billing@thexchange.com. The support documentation shall include a written statement of the disputed amount, reasons for disputing such amount, the order numbers (generated on thexchange trading floor) and CDRs in Comma Delimited format (a csv file). The minimum required fields with the CDRs are: Start Date, Start Time (UTC), Destination Number (dialed digits), Destination Name, Duration, and Rate. Notification of such disputes does not relieve Member from its obligation to remit the undisputed portion of invoices on or prior to the applicable Payment Date. The parties shall work in good faith to investigate and resolve all such settlement disputes. Accordingly, thexchange wilt

Corporate Offices
120 Albany Street
Tower II, 4* Floor
New Brunswick, N3 08901 USA
+1 732 509 9100
+1 732 509 9101 Fax

New York EDP
75 Broad Street
20* Floor
New York, MY 10004 USA
+1 917 320 2000
+1 917 320 1895 Fax

Los Angeles EDP
611 West 681 Street
12* Floor
Los Angeles, CA 90017 USA
+ 1 800 ARBINET
+ 1 949 631 1237 Fax

London EDP 12/18 Paul
Street London EC2A 40K
United Kingdom +44 (0)
207 377 9449 +44 (0) 207
375 1854 Fax

Frankfurt vEDP
Itenos, Kieyerstrasse 90
60326 Frankfurt Am Main
Germany
+44 (0) 207 377 9449
+44 (0) 207 375 1854 Fax

                                                               [LOGO] thexchange
                                                            Optimize Your World"

provide to Member a determination {the "Determination") no Later than ten (10) business days from receipt of such notification and support documentation. Member shall have no more than ten {10) business days from receipt of the Determination to request in writing reconsideration thereof. Such request for reconsideration shall inriude a detailed analysis and comparison of thexchange's data with those of Member; otherwise, the reconsideration request will not be accepted, Tiexchange reserves the right to review and resettle, if necessary, invoices at any time for a period of thirty (30) days after the original invoice has been issued as a result of thexchange's review of settlement data. Thexchange settlement data shall be considered final unless demonstrated otherwise.

     (f) Unless otherwise stated in the Fee Schedule, all fees are quoted in U.S. Dollars. Member is responsible for paying all applicable taxes and for other costs Member incurred to bid, buy, sell or access thexchange's facilities or thexchange. Unless otherwise stated in the Fee Schedule, all settlement payments between Member and thexchange shall be made in U.S. Dollars by electronic funds transfer.

     (g) Member may maintain an open account vith thexchange to facilitate the settlement of invoices.

     (h) In the event of non-payment by a Member, thexchange may in its sole discretion direct traffic for termination to that Member in order to mitigate risk through the netting process. In such event the settlement trade rate for such traffic will be the fair market rate as determined by thexchange. In addition, thexchange, in its sole discretion, may suspend, block and/or disconnect Member's access to the exchange.

     (i) Member's consent shall not be required for any assignment or transfer by thexchange to any third party of thsxchange's right to receive any monies due to thexchange.

10.  Miscellaneous

     (a) In the event disputes exist between thexchange and Member, the then-effective Trading Terms and Credit Management Policy shall govern, supersede and be employed as the sole basis for determining all resolutions of such disputes.

     (b) Nothing in these Trading Terms is intended to create any agency, partnership or joint venture arrangement between thexchange and Member, nor are there to be any third-patty beneficiaries hereunder.

     (c) Notwithstanding any provision herein to the contrary, thexchange provides the www.thexchanqe.com website and thexchange's services "AS IS" AND "AS AVAILABLE" AND MAKES NO EXPRESS WARRANTIES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, with regard to the quality, capacity, availability, reliability or other characteristics of thexchange, the www.thexchanqe.com website or any telecommunications service offered by any Member on thexchange. Member makes no express or implied warranty or condition to thexchange or any other Member, whether of merchantability, fitness for a particular purpose or otherwise with respect to any telecommunications services.

     (d) Thexchange's and Member's obligations are subject to, and they shall not be responsible for, any delays, failure to perform or operation of thexchange where such delay or failure is the result of fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, acts of war, acts of God, governmental actions, including but not limited to changes in regulations, tariffs, or rates, which make it impossible or impractical for thexchange or Member to provide the telecommunications services offered on thexchange or to fulfill the obligations contemplated hereby.

     (e) These Trading Terms shall be interpreted in accordance with the laws of the State of New York without regard to conflicts of Laws principles. Member hereby consents to the exclusive jurisdiction of the federal or state courts located in fie City and County of New York, with respect to all Legal actions regarding these Trading Terms, or thexchange. Any and all disputes arising hereunder which cannot be resolved by the parties hereto within thirty (30) days of commencement of negotiations shall be resolved pursuant to arbitration conducted in New York, New York pursuant to the rules of the American Arbitration Association.

     (f) All rights to thexchange's intellectual property, including but not limited to copyrights, patents, software, trademarks and service marks, shall remain the sole property of thexchange.

     (g) These Trading Terms are subject to all present and future valid orders and regulations of any governmental or regulatory body having jurisdiction over the subject matter hereof and to the laws of the United States of America, any of its states, or any foreign governmental agency having jurisdiction over the parties hereto. In the event these Trading Terms shall be found contrary to or in conflict with any such order, rule, regulation a law, these Trading Terms shall be deemed modified to the extent necessary to comply with any such order, rule, regulation or law and shall be modified in such a way as is consistent with the form, intent and purpose hereof.

     (h) These Trading Terms constitute the entire understanding between thexchange and Member with respect to the subject matter hereof.

     (i) Thexchange will use reasonable best efforts to protect the identity of Member with respect to its transactions on thexchange. Thexchange may identify Member as a Member of thexchange without specifying that such Member is a buyer or seller.

     (j) Member's rights under the Member Application and all addenda and amendments hereto are personal to Member and may not be assigned, sub-licensed, or otherwise transferred in any fashion, regardless of whether such an arrangement is characterized as an assignment, a sub-license, or any other agreement.

Corporate Offices
120 Albany Street
Tower II, 4* Floor
New Brunswick, N3 08901 USA
+1 732 509 9100
+1 732 509 9101 Fax

New York EDP
75 Broad Street
Ztf Floor
New York, MY 10004 USA
+1 917 320 2DO0
+1 917 320 1895 Fax

Los Angeles EDP
611 West 6th Street
12* Floor
Los Angeles, CA 90017 USA
+1 800 ARBINET
+1 949 631 1237 Fax

London EDP 12/18 Paul
Street London EC2A 4JH
United Kingdom +44 (0)
207 377 9449 +44 (0) 207
37B 1854 Fax

Frankfurt vEFJP
Itenos, Kleyerstrasse 90
60326 Frankfurt Am Main
Germany
+44 (0) 207 377 9449
+44 (0) 207 375 1854 Fax